EXHIBIT 17.4



Dennis Brovarone
General Counsel and Secretary to the Board of Directors
Shannon International Resources Incorporated
18 Mtn. Laurel Drive
Littleton. CO USA 80217


March 9th, 2005





Dear Dennis:

Please accept this as notice that for personal reasons I hereby withdraw my authorization to allow my name to stand for election to the Board of Directors of Shannon International Resources Incorporated and request that you remove my name from the slate of Directors standing for election at the AGM.


Sincerely Yours,

/s/ ROD WARK
------------
Rod Wark



 cc:     Blair Coady, Chairman